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                      April 10, 2024

       Robert Park
       Chief Financial Officer
       Dolby Laboratories, Inc.
       1275 Market Street
       San Francisco, CA 94103

                                                        Re: Dolby Laboratories,
Inc.
                                                            Form 10-K for the
year ended September 29, 2023
                                                            Filed November 17,
2023
                                                            Form 8-K
                                                            Filed November 16,
2023
                                                            File No. 001-32431

       Dear Robert Park:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Real Estate & Construction